Exhibit 99.1

CalciMedica Reports First Quarter 2026 Financial Results and Provides Clinical & Corporate Updates

FDA feedback on the Auxora™ pivotal program in acute pancreatitis and potential future development in acute kidney injury expected in 2Q 2026

Preclinical and IND-enabling studies advancing for CM5480, an oral CRAC channel inhibitor candidate, with IND submission in pulmonary hypertension expected in 2027

LA JOLLA, Calif., May 12, 2026 /PRNewswire/ -- CalciMedica Inc. ("CalciMedica" or the "Company") (Nasdaq: CALC), a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for serious acute and chronic inflammatory, immunologic, and cardiopulmonary diseases, today reported financial results for the first quarter ended March 31, 2026 and provided clinical and corporate updates.

"We continue to work closely with the FDA as we finalize the design of our pivotal program for Auxora in AP and explore potential future development in AKI, both serious illnesses with high unmet need that are not adequately addressed by current standard of care," said Rachel Leheny, Ph.D., Chief Executive Officer of CalciMedica. "As we progress in these discussions and continue to advance our oral CRAC channel inhibitor, CM5480, in preclinical and IND-enabling studies for pulmonary hypertension, we are encouraged by preclinical data recently published in Human Immunology, which offers a strong endorsement of the mechanistic rationale for selective CRAC channel inhibition in inflammatory and immune-mediated diseases."

Recent Program Highlights:

Acute Pancreatitis (AP) Program Update

•
Continued positive FDA engagement on pivotal program in AP: CalciMedica continues to engage constructively with the U.S. Food and Drug Administration (FDA) regarding the design of a potential pivotal program evaluating Auxora in AP, with FDA feedback on program design expected in the second quarter of 2026. This would represent the first U.S. pivotal program evaluating a therapeutic candidate for AP, a serious inflammatory disease with approximately 300K hospitalizations annually in the U.S. alone.
•
Phase 2b CARPO trial results published in eClinicalMedicine: In February 2026, a manuscript authored by CalciMedica and collaborators titled "Zegocractin for acute pancreatitis with systemic inflammatory response syndrome: a randomized, controlled, dose-ranging, phase 2b trial" was published in eClinicalMedicine, a journal in The Lancet Discovery Science suite. The publication details previously announced topline results from 214 patients enrolled in the Phase 2b CARPO trial of Auxora in AP with systemic inflammatory response syndrome (SIRS). In hyper-inflamed patients, Auxora demonstrated clinically meaningful, dose-dependent reductions in median time to solid food tolerance. Across the overall study population, Auxora was well-tolerated and demonstrated dose-dependent improvements in multiple clinically relevant endpoints, including reductions in organ failure, necrotizing pancreatitis, and time to medically indicated discharge. Notably, medium- and high-dose Auxora arms achieved a statistically significant 100% reduction in new-onset severe respiratory failure compared to placebo (p < 0.05), and the high-dose Auxora arm achieved a statistically significant stratified win ratio of 1.640 (p < 0.05), which represents a hierarchical composite of mortality, new-onset severe respiratory failure, new-onset necrotizing pancreatitis, and time to medically indicated discharge.
•
Preclinical data published in Human Immunology: In April 2026, a manuscript authored by CalciMedica collaborators titled “Single-cell Transcriptomics Reveals Targeted Modulation of Inflammatory Repertoire by SOCE Blockers” was published in Human Immunology. The publication describes preclinical data showing that in normal human peripheral blood mononuclear cells (PBMCs) in a T-cell activation model, store-operated calcium entry (SOCE) blockers such as Auxora inhibit the expression of pro-inflammatory and cytotoxic genes within regulatory T cells, while crucially preserving tolerance-associated anti-inflammatory pathways. This selective modulation provides further mechanistic support for the continued evaluation of Auxora in acute and chronic inflammatory and immunologic illnesses such as AP and acute kidney injury. The data also suggest potential implications for targeted immune modulation in transplantation settings.

Acute Kidney Injury (AKI) with Acute Hypoxemic Respiratory Failure (AHRF) Program Update

•
FDA feedback expected regarding potential future development in AKI: Following comprehensive internal and external safety reviews after the Company paused enrollment in the Phase 2 KOURAGE trial of Auxora in patients with Stage 2 or Stage 3 AKI with associated AHRF, no evidence of drug-related toxicity was identified. The Company expects feedback from the FDA regarding potential future development of Auxora in AKI in the second quarter of 2026.

Pulmonary Hypertension (PH) Program Update

•
Preclinical activities to advance CM5480 in PH underway: Studies are ongoing to further characterize the pharmacology, pharmacokinetics, and safety profile of CM5480, CalciMedica’s proprietary oral CRAC channel inhibitor candidate with the potential to be a first-in-class, differentiated therapy targeting pulmonary vascular and right ventricular remodeling, key drivers of disease progression in PH, including pulmonary arterial hypertension. An IND submission for CM5480 is anticipated in 2027.

Financial Results for the First Quarter Ended March 31, 2026:

Cash Position: Cash and cash equivalents were $8.2 million as of March 31, 2026. The Company expects its cash position to be sufficient to fund its current operating plan into the fourth quarter of 2026.

R&D Expenses: Research and development expenses were $3.5 million for the three months ended March 31, 2026, compared to $4.2 million for the three months ended March 31, 2025. The decrease of $0.7 million was primarily due to a decrease in preclinical and clinical trial related activities, and a decrease in chemistry, manufacturing and controls activities.

G&A Expenses: General and administrative expenses were $2.1 million for the three months ended March 31, 2026, compared to $2.3 million for the three months ended March 31, 2025. The decrease of $0.2 million was primarily due to a decrease in personnel costs.

Other Income: Other income was $10.6 million for the three months ended March 31, 2026, compared to $1.5 million for the three months ended March 31, 2025. The increase of $9.1 million was primarily due to the fair value adjustments to our promissory note and common stock warrants.

Net Income/Loss: Net income was $5.0 million, or $0.31 per basic share and $0.30 per diluted share, for the three months ended March 31, 2026, compared to a net loss of $5.0 million, or $0.36 per basic and diluted share, for the three months ended March 31, 2025.

About CalciMedica

CalciMedica is a clinical-stage biopharmaceutical company developing novel calcium release-activated calcium (CRAC) channel inhibition therapies for inflammatory, immunologic, and cardiopulmonary diseases. CalciMedica's proprietary technology targets the inhibition of CRAC channels to modulate the immune response and protect against tissue cell injury, with the potential to provide therapeutic benefits in serious and life-threatening conditions with high unmet need. CalciMedica's lead product candidate Auxora™ has demonstrated positive clinical results in multiple completed efficacy clinical trials. The Company has reported data from a Phase 2b trial (CARPO; NCT04681066) evaluating Auxora in patients with acute pancreatitis (AP) and accompanying systemic inflammatory response syndrome (SIRS), as well as from a Phase 2 trial (CARDEA; NCT04345614) in patients with severe COVID-19 pneumonia. The Company initiated a Phase 2 trial (KOURAGE; NCT06374797) evaluating Auxora in patients with acute kidney injury (AKI) with associated acute hypoxemic respiratory failure (AHRF); in January 2026, CalciMedica paused enrollment in the trial following a recommendation from the Independent Data Monitoring Committee and, as a next step, plans to discuss potential future development in AKI with the FDA. In addition, CalciMedica is advancing CM5480 as a potential oral therapy for pulmonary hypertension (PH), supported by preclinical data demonstrating effects on pulmonary vascular and right ventricular remodeling. For more information, please visit www.calcimedica.com.

Forward-Looking Statements
This communication contains forward-looking statements which include, but are not limited to, CalciMedica's expected cash runway; CalciMedica's planned and ongoing clinical trials and the timing, design, and the expected timing for updates; statements regarding the anticipated timing of filing an IND; statements regarding the safety and efficacy of its product candidates; statements regarding FDA's constructive engagement on a pivotal program for Auxora in AP and expectations for FDA feedback on program design in the second quarter of 2026; statements regarding the potential of Auxora's clinical data to support a first U.S. pivotal program in AP; statements regarding the positive safety review of the unblinded KOURAGE dataset and discussions with the FDA in the second quarter of 2026 regarding the future development of Auxora in AKI; statements regarding expected cash runway; and the potential of CalciMedica's proprietary technology to provide therapeutic benefits in acute and chronic inflammatory and immunologic diseases such as AP, AKI and PH, including in transplantation settings. These forward-looking statements are subject to the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. CalciMedica's expectations and beliefs regarding these matters may not materialize. Actual outcomes and results may differ materially from those contemplated by these forward-looking statements as a result of uncertainties, risks, and changes in circumstances, including but not limited to risks and uncertainties related to: the impact of fluctuations in global financial markets on CalciMedica's business and the actions it may take in response thereto; CalciMedica's ability to execute its plans and strategies; the ability to obtain and maintain regulatory approval for Auxora; results from clinical trials or preclinical studies may not be indicative of results that may be observed in the future; potential safety and other complications from Auxora; the scope, progress and expansion of developing and commercializing Auxora; the size and growth of the market therefor and the rate and degree of market acceptance thereof; economic, business, competitive, and/or regulatory factors affecting the business of CalciMedica generally; CalciMedica's ability to protect its intellectual property position; the impact of government laws and regulations; and CalciMedica's financial position and need for additional capital. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" in CalciMedica's Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, being filed with the Securities and Exchange Commission (SEC) later today, and elsewhere in CalciMedica's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed with the SEC from time to time and available at www.sec.gov. These documents can be accessed on CalciMedica's web page at ir.calcimedica.com/financials-filings/sec-filings. The forward-looking statements contained herein are made as of the date hereof, and CalciMedica undertakes no obligation to update them after this date, except as required by law.

Contact Information

Kevin Murphy

calcimedica@argotpartners.com

(212) 600-1902

CALCIMEDICA, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value and share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$8,164	$11,520
Short-term investments	—	1,496
Prepaid clinical trial expenses	215	201
Other prepaid expenses and current assets	122	259
Assets held for sale	54	54
Total current assets	8,555	13,530
Property and equipment, net	43	50
Other assets	11	11
Total assets	$8,609	$13,591
Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,675	$1,161
Accrued clinical trial costs	466	1,081
Accrued expenses	672	290
Current portion, promissory note	2,500	1,250
Total current liabilities	5,313	3,782
Long-term liabilities
Promissory note	4,200	8,450
Warrant liability	200	8,000
Total liabilities	9,713	20,232
Commitments and contingencies (Note 8)
Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized at March 31, 2026 and December 31, 2025, respectively; no shares issued and outstanding at March 31, 2026 and December 31, 2025, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized at March 31, 2026 and December 31, 2025, respectively; 15,746,416 and 15,437,410, issued and outstanding at March 31, 2026 and December 31, 2025, respectively	4	4
Additional paid-in capital	183,242	182,681
Accumulated deficit	(184,350)	(189,326)
Total stockholders’ deficit	(1,104)	(6,641)
Total liabilities and stockholders’ deficit	$8,609	$13,591

CALCIMEDICA, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$3,485	$4,224
General and administrative	2,126	2,273
Total operating expenses	5,611	6,497
Loss from operations	(5,611)	(6,497)
Other income:
Change in fair value of financial instruments	10,800	1,700
Interest expense	(319)	(447)
Interest income	106	202
Total other income	10,587	1,455
Net income (loss)	$4,976	$(5,042)

Earnings (loss) per share
Basic	$0.31	$(0.36)
Diluted	$0.30	$(0.36)

Shares used in computing earnings (loss) per share
Basic	15,822,163	14,121,569
Diluted	16,328,947	14,121,569